Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 22, 2020, except for Note 17, as to which the date is October 9, 2020, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-249074) and related Prospectus of Praxis Precision Medicines, Inc. dated October 9, 2020.

/s/ Ernst and Young LLP

Boston, Massachusetts

October 9, 2020